DIRECTOR CRAIG HINDMAN TO RETIRE FROM THE BOARD

Buffalo, New York, March 1, 2024 – Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the renewable energy, residential, agtech and infrastructure markets, today announced the retirement of Board Director Craig Hindman. Mr. Hindman will serve the remainder of his current Board term but will not stand for re-election at Gibraltar’s next annual meeting, which is expected to be held in May 2024.

Bill Bosway, Chairman and Chief Executive Officer, stated, “The Board and all of Gibraltar joins me in thanking Craig Hindman for his nine years of leadership and service. Craig’s presence has been incredibly impactful in driving the successful transformation of Gibraltar, as well as helping us build a stronger foundation for the future. It has truly been an honor to work and partner with Craig, and we wish him continued success and all the best going forward.”

The Board is engaged in a director search to replace Mr. Hindman, and ensure the Board continues to have the right skills, competencies, and experience to guide and govern Gibraltar.

About Gibraltar
Gibraltar is a leading manufacturer and provider of products and services for the renewable energy, residential, agtech, and infrastructure markets. Gibraltar’s mission, to make life better for people and the planet, is fueled by advancing the disciplines of engineering, science, and technology. Gibraltar is innovating to reshape critical markets in comfortable living, sustainable power, and productive growing throughout North America. For more please visit www.gibraltar1.com.

Contact:
LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@lhai.com